EXHIBIT 99.1

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact:

Jeff Dodge	Tim Klein
Investor Relations	Media Relations
(404) 885-8804	(404) 885-8555
jeff.dodge@equifax.com	tim.klein@equifax.com

Equifax to Change U.S. Retirement Plan and Offer Enhanced 401(k) Plan

ATLANTA, September 15, 2008 — Equifax Inc. (NYSE: EFX) today announced that it is redesigning its retirement program for active U.S. employees effective January 1, 2009.  The changes will affect approximately 4,000 of the Company’s approximately 7,000 employees.  Equifax will freeze its qualified defined benefit pension plan for U.S. employees who do not meet certain grandfathering criteria for retirement eligible employees, and will provide these employees and certain other employees not eligible to participate in the Plan with an enhanced 401(k) savings plan.  The pension plan amendments will freeze service credit, but will continue to credit for the participant’s salary increases over time.  Grandfathered employees will remain in the current pension and 401(k) plans.

These changes are in line with established marketplace trends, in which retirement savings through a 401(k) plan is increasingly becoming the standard retirement offering by employers, including many of the company’s competitors for talent and business.

Under the enhanced 401(k) plan, Equifax will make an automatic contribution of between 1.5 and 4.0 percent of pay based on years of service, even if employees do not choose to make a 401(k) plan contribution, and will provide a 100 percent match on employees’ 401(k) plan contributions up to 4 percent of pay compared to a 50 percent match on the first 6 percent of employees’ contributions in the current 401(k) plan.  Combining the maximum employee-provided and company-provided contributions, eligible employees can have as much as 8.0 percent of pay for their enhanced 401(k) plan investment choices.

The changes do not affect Equifax’s current U.S. retirees, former employees with vested benefits or employees who are eligible to retire prior to January 1, 2009.  Employees of the company’s TALX subsidiary, who were not previously eligible to participate in the pension plan, will be eligible to participate in the enhanced 401(k) plan.

“We have taken great care to develop a retirement program that we believe is in the best interests of our employees and the company,” said Equifax Chairman and Chief Executive Officer Richard F. Smith.  “These changes will give us benefits that remain very competitive, align with our meritocracy culture, and provide more predictable retirement plan costs.”

The company will continue to recognize pension expense and cash funding obligations over the remaining life of the liability for employees who continue to earn benefits under the pension plan and for the frozen benefits under the pension plan.  The company does not expect to realize a material amount of cost savings in the near future as a result of these changes.

Equifax’s defined benefit pension plans for active and retired employees met or exceeded minimum funding requirements at the end of 2007 with more than $606 million in assets.  No funding contribution was required to be made to these plans for 2008.

About Equifax

Equifax empowers businesses and consumers with information they can trust. A global leader in information solutions, employment and income verification and human resources business process outsourcing services, we leverage one of the largest sources of consumer and commercial data, along with advanced analytics and proprietary technology, to create customized insights that enrich both the performance of businesses and the lives of consumers.

Customers have trusted Equifax for over 100 years to deliver innovative solutions with the highest integrity and reliability.  Businesses – large and small – rely on us for consumer and business credit intelligence, portfolio management, fraud detection, decisioning technology, marketing tools, HR/payroll services, and much more.  We empower individual consumers to manage their personal credit information, protect their identity and maximize their financial well-being.

Headquartered in Atlanta, Georgia, Equifax Inc. employs approximately 7,000 people in 15 countries throughout North America, Latin America and Europe. Equifax is a member of Standard & Poor’s (S&P) 500® Index. Our common stock is traded on the New York Stock Exchange under the symbol EFX.

www.equifax.com

Forward-Looking Statements

Management believes certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made.  Management does not undertake any obligation to update these statements.

Actual results may differ materially from those expressed or implied.  Such differences may result from (i) volatility in interest rates; (ii) investment performance of pension plan assets; (iii) unanticipated changes in future compensation and vesting levels; (iv) unexpected levels of participation in the enhanced 401(k) Plan; (v) future pension legislation changes and changes in pension accounting requirements; (vi) current employees’ future retirement dates; (vii) the anticipated mortality rates of retirees; (viii) unanticipated accounting consequences of the changes in the retirement program; and (ix) other factors described in our reports on Form 10-K, Form 10-Q and Form 8-K which have been filed with the SEC.